Exhibit 99.4
FEE PAYMENT AGREEMENT
     FEE PAYMENT AGREEMENT, dated as of November 1, 2006, by and among Gilford Securities Incorporated (“Gilford”) and VIASPACE Inc. (“VIASPACE”).
W I T N E S S E T H:
     WHEREAS, pursuant to a letter dated September 12, 2006, by and among Gilford and VIASPACE, as amended pursuant to Amendment No. 1 dated as of November 1, 2006 by and between Gilford and VIASPACE (collectively the “Gilford Letter”), VIASPACE agreed to, among other items, pay to Gilford, in addition to warrants set forth in the Gilford Letter (i) certain cash fees set forth in the Gilford Letter (the “Gilford Fees”) upon closings of purchases of securities by Cornell Capital Partners LP and/or any of its affiliates (collectively, “Cornell”) from VIASPACE and/or any of its affiliates (a “Cornell/VIASPACE Transaction”), and (ii) at the first closing of any Cornell/VIASPACE Transaction (the “First Closing”), pay to Gilford a non-refundable fee of $10,000 to cover certain fees and expenses of Gilford (the “$10K Gilford Payment”).
     WHEREAS, pursuant to a (i) Securities Purchase Agreement between Cornell and VIASPACE (the “SPA”), and (ii) a Securities Equity Distribution Agreement between Cornell and VIASPACE (the “SEDA,” and together with the SPA, the “Sale Agreements”), Cornell is purchasing and in the future may purchase additional securities of VIASPACE, each and all of which purchases shall constitute a Cornell/VIASPACE Transaction.
     WHEREAS, the parties hereto desire that in connection with any sales of VIASPACE securities to Cornell in a Cornell/VIASPACE Transaction, pursuant to the Sales Agreements or otherwise, Cornell shall deduct from the proceeds of any VIASPACE securities sold in any Cornell/VIASPACE Transaction that occurs within three years of the date of the Sale Agreements, the Gilford Fees (and the $10k Gilford Payment at the First Closing), and send the Gilford Fees (and the $10K Gilford Payment at the First Closing) directly to Gilford.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein and other consideration of which the parties hereto expressly acknowledge, the parties hereto hereby expressly and irrevocably agree as follows:
          1. Gilford Fees. At each and every closing of a Cornell/VIASPACE Transaction that occurs within three years of the date of the Sale Agreements, Cornell shall deduct from the actual purchase price Cornell pays for VIASPACE securities so purchased, the Gilford Fees and wire transfer to Gilford such Gilford Fees, as provided in Section 3 of this Agreement.
          2. The $10K Gilford Payment. At the First Closing, in addition to the Gilford Fees payable to Gilford at such closing, Cornell shall also deduct $10,000 from the aggregate gross purchase price it is required to pay for such VIASPACE securities, which $10,000 represents the $10K Gilford Payment, and wire transfer to Gilford such $10,000, as provided in Section 3 of this Agreement.
          3. Wire Transfer. On and at each closing of a Cornell/VIASPACE Transaction, the Gilford Fees (and at the First Closing the additional $10k Gilford Payment), shall be wired by Cornell directly to Gilford pursuant to the following wire instructions:

Wachovia Bank
3422 Orange Ave. NE
Roanoke, VA 24012

ABA#:	051400549
Swift:	PNBPUS33
Beneficiary:	First Clearing, LLC
Account#:	5050000000631
Further Credit Name:	Gilford Securities Incorporated
Further Credit Acct#:	3683-8840
          4. Jurisdiction, Etc. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements.
          5. Counterparts. This Agreement may be signed in counterparts.
          6. Conflicts. Any term and/or provision herein relating to the calculation of fees and expenses paid and/or owed to Gilford including, but not limited to, pursuant to the Sale Agreements, that does and/or could conflict with the Gilford Letter, shall be governed exclusively by and in accordance with the Gilford Letter.
     IN WITNESS WHEREOF, the parties hereto have executed this Fee Payment Agreement as of the date first written above.

VIASPACE INC.

By:	/s/ Carl Kukkonen

Name:	Carl Kukkonen
Title:	President and Chief Executive Officer

GILFORD SECURITIES INCORPORATED

By:	/s/ Robert A. Maley

Name:	Robert A. Maley
Title:	President